Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:       William Restrepo

                   713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2008 RESULTS

Cash Resales of $37.3 million 28% above last year

HOUSTON, November 10, 2008 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2008.  Revenue for the third quarter of $46.1 million increased $17.7 million or 63% over the third quarter of 2007, primarily driven by $14.4 million growth in total resales from our library, that reflected an $8.1 million increase in cash resales and $4.8 million higher selections from library cards.  Acquisition revenue grew by $3.1 million or 36% with most of the growth coming from Canada, reflecting our strong summer shooting program in the Montney area of British Columbia.  Solutions revenue was $0.3 million or 24% higher than in 2007.

Revenue for the nine-month period was $138.2 million as compared to $95.0 million in 2007.  The 45% growth in revenue came from $29.1 million higher total library resales and a $12.7 million or 43% increase in acquisition revenue.  Solutions revenue was $1.3 million or 33% higher than in 2007.

Cash resales for the quarter were $37.3 million, compared to $29.2 million for the third quarter of last year.  The 28% growth in cash resales reflected 33% higher core resales (US 3D and Canada 2D and 3D), with Canada and the US delivering 93% and 9% increases, respectively. Our non-core US 2D and offshore cash resales were $0.3 million below the prior year.  For the nine-month period, cash resales of $89.8 million were $11.1 million or 14% higher than in the prior year, as core resales grew by 15% while non-core resales improved by 4% on healthy 2D licensing onshore.

For the third quarter of 2008, the net loss of $17.2 million improved as compared to last year's loss of $23.2 million. Both 2007 and 2008 third quarter periods included approximately $24.0 million in costs related to purchase accounting adjustments to the value of assets and liabilities, mainly the step-up in value of the data library.  The year-on-year $6.0 million reduction in the net loss resulted from the $17.7 million increase in revenue, compensated by higher data amortization expense of $7.5 million.  In addition, the Canadian dollar weakness resulted in currency losses for the quarter as compared to currency gains in 2007, for a net unfavorable impact of $2.1 million.  For the nine-month period, the net loss of $56.0 million was significantly lower than the $78.6 million for the equivalent period of 2007.  The incremental operating income from higher revenue and reduced merger expenses was offset by lower currency gains. Last year included $19.5 million in merger expenses as compared to $0.4 million in 2008, and currency gains of $2.9 million as compared to $1.4 million in losses during 2008.

Cash EBITDA, defined as cash resales and Solutions revenue less cash operating expenses, was $30.5 million for the third quarter of 2008, as compared to $23.8 million in the same quarter of 2007. This $6.7 million or 28% improvement was driven by an $8.4 million increase in cash revenue somewhat offset by a $1.7 million increase in cash operating expenses. The higher cash operating expenses were mainly due to increases in performance incentive accruals and in higher sales commissions.

For the nine-month period, cash EBITDA was $69.6 million as compared to $62.5 million in 2007.  A $12.4 million increase in cash revenue for the period was offset by a $5.2 million increase in cash operating expenses.  The significant year on year growth in total revenue drove increases in compensation from higher sales commissions and employee performance incentives.  In addition, cash operating expenses in the first nine months of last year included $0.9 million in one-time recoveries from legal disputes.

"The third quarter was our third best quarter ever in terms of cash resales, by a large margin, and trailed only two of our seasonally strong fourth quarters," stated Rob Monson, president and chief executive officer. "In fact, our core cash resales for the quarter increased by 33% versus last year and were second only to the fourth quarter of 2007.  We are particularly encouraged by the robust results of our Canadian subsidiary that experienced an almost doubling of their cash resales.

"It's clear that our investment decisions of the last couple of years continue to pay off," commented Monson.  "Nonetheless, we believe that the current macroeconomic environment has affected the ability of some of our clients to finance growth.  Continued uncertainty in the capital markets and the general economy will require us to remain cautious and keep our options open in terms of capital expenditures for 2009.  We must ensure that we continue to finance our investment program from the company's cash flow generation, and that we're able to take advantage of opportunities to purchase existing data at what could be very attractive prices during the quarters to come."

The company reduced its operating losses to $7.6 million in the third quarter of 2008 as compared to $18.4 million in 2007, as a result of the higher revenue and stable SG&A.  For the nine-month period, operating losses fell to $25.5 million from $59.5 million in 2007; last year included $19.5 million in merger expenses.

Depreciation and amortization expense for the third quarter of 2008 was $43.6 million compared to $36.0 million for the same period in 2007. For the third quarter of 2008, 14% of total resales were for fully amortized data, as compared to 20% for the second quarter.  In the 2007 third quarter, 11% of resales attracted no amortization.

Selling, general and administrative expenses excluding merger expenses were $9.9 million for the third quarter of 2008 flat with the third quarter of last year.  Increases in variable cash compensation were offset by a reduction in the amortization of option expenses related to employee incentives.

Net interest expense was $10.0 million for the third quarter, compared to $10.2 million for the second quarter of this year, and to $9.9 million for the third quarter of 2007.  Interest income on investments fell sequentially in line with the lower yields on our cash investments.  For the nine-month period net interest expense was $30.0 million as compared to $31.3 million in 2007.

Cash balances at the end of the third quarter were $36.8 million.  Cash consumption during the third quarter was $4.5 million, as cash EBITDA of $30.5 million was offset by $19.9 million in interest payments, net cash capital expenditures for the quarter of $11.8 million, and working capital needs.

Gross capital expenditures for the third quarter of 2008 were $23.2 million, as compared to $12.1 million for the prior year.  Acquisition capital expenditures increased by $6.0 million as data creation activity grew in Canada, while data purchases and trades were $5.0 million higher than last year.

For the nine-month period, gross capital expenditures increased to $82.6 million in 2008 from $51.3 million last year.  Acquisition capital expenditures grew by $18.7 million or 44% with both Canada and the US contributing.  Data purchases and trades were $12.1 million higher than last year.  Net cash capital expenditures for the period were $32.1 million as compared to $19.9 million in 2007.

Our forecast net cash capital expenditures for the year 2008 are currently estimated to be approximately $44.0 million.  The $4.0 million reduction versus the prior quarter's annual forecast primarily reflects lower cash purchases than previously anticipated.

As of today, we have added approximately a cumulative 2,400 square miles for the year.  We remain on target to increase the size of our onshore 3D library by approximately 10% or 3,000 square miles.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss third quarter results for 2008 on Tuesday, November 11, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  The dial-in number for the call is 800-291-5365, passcode Seitel.  A replay of the call will be available until November 18, 2008 by dialing 888-286-8010, passcode 44661001, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 41,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," or "anticipates" or similar expressions that concern the strategy, plans or intentions of the Company.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge.  Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measurers as defined under the SEC rules.  Non-GAAP financial measurers include cash resales, for which the most comparable GAAP measure is total revenue, and also include cash EBITDA or cash margin, for which the most comparable GAAP measure is operating income.

(Tables follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$36,828	$43,333
Restricted cash	112	110
Receivables
Trade, net	51,386	51,915
Notes and other, net	427	2,190
Net seismic data library	297,469	349,039
Net property and equipment	9,478	10,996
Investment in marketable securities	1,798	4,224
Prepaid expenses, deferred charges and other	19,710	22,263
Intangible assets, net	45,647	51,785
Goodwill	200,458	207,246

TOTAL ASSETS	$663,313	$743,101

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$39,797	$49,325
Income taxes payable	992	948
Debt
Senior Notes	402,269	402,333
Notes payable	268	300
Obligations under capital leases	3,494	3,848
Deferred revenue	50,889	48,151
Deferred income taxes	10,787	17,238
TOTAL LIABILITIES	508,496	522,143

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at September 30, 2008 and
December 31, 2007	-	-
Additional paid-in capital	269,777	264,805
Retained deficit	(133,140)	(77,113)
Accumulated other comprehensive income	18,180	33,266
TOTAL STOCKHOLDER'S EQUITY	154,817	220,958

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$663,313	$743,101

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended
	September 30,
	2008	2007

REVENUE	$46,091	$28,356

EXPENSES:
Depreciation and amortization	43,592	36,005
Impairment of intangible asset	225	-
Cost of sales	72	72
Selling, general and administrative	9,850	9,902
Merger	-	807
	53,739	46,786

LOSS FROM OPERATIONS	(7,648)	(18,430)

Interest expense, net	(9,967)	(9,895)
Foreign currency exchange gains (losses)	(729)	1,360
Other income	-	39

Loss before income taxes	(18,344)	(26,926)
Benefit for income taxes	(1,152)	(3,701)

NET LOSS	$(17,192)	$(23,225)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands)

	SUCCESSOR		PREDECESSOR
	PERIOD		PERIOD
	Nine Months Ended	February 14, 2007 -	January 1, 2007 -
	September 30, 2008	September 30, 2007	February 13, 2007

REVENUE	$138,192	$76,025	$19,010

EXPENSES:
Depreciation and amortization	132,706	96,008	11,485
Impairment of intangible asset	225	-	-
Cost of sales	351	113	8
Selling, general and administrative	30,098	23,825	3,577
Merger	357	2,087	17,457
	163,737	122,033	32,527

LOSS FROM OPERATIONS	(25,545)	(46,008)	(13,517)

Interest expense, net	(30,041)	(29,018)	(2,284)
Foreign currency exchange gains (losses)	(1,442)	3,017	(102)
Other income	39	39	12

Loss before income taxes	(56,989)	(71,970)	(15,891)
Provision (benefit) for income taxes	(962)	(9,668)	452

NET LOSS	$(56,027)	$(62,302)	$(16,343)

The following table summarizes the components of our revenue for the periods indicated (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Nine Months	Nine Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	September 30,		September 30,	September 30,	September 30,	September 13,
	2008	2007	2008	2007	2007	2007

Acquisition revenue:
Cash underwriting	$7,545	$7,865	$32,872	$29,121	$23,034	$6,087
Underwriting from
non-monetary
exchanges	4,053	646	9,675	684	673	11
Total acquisition
revenue	11,598	8,511	42,547	29,805	23,707	6,098

Licensing revenue:
Cash resales	37,297	29,162	89,802	78,668	72,683	5,985
Non-monetary
exchanges	2,202	135	6,659	2,866	2,873	(7)
Revenue deferred	(16,612)	(15,984)	(41,675)	(39,938)	(37,302)	(2,636)
Recognition of revenue
previously deferred	10,114	5,327	35,723	19,786	10,840	8,946
Total resale revenue	33,001	18,640	90,509	61,382	49,094	12,288

Total seismic revenue	44,599	27,151	133,056	91,187	72,801	18,386

Solutions and other	1,492	1,205	5,136	3,848	3,224	624
Total revenue	$46,091	$28,356	$138,192	$95,035	$76,025	$19,010

(1)   Our combined results for the nine months ended September 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to September 30, 2007.  This combina/tion does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

Cash EBITDA (also referred to as cash margin) includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding Merger expenses and merger and acquisition transaction costs) and cost of goods sold.  We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers).  The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Nine Months	Nine Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	September 30,		September 30,	September 30,	September 30,	February 13,
	2008	2007	2008	2007	2007	2007

Cash EBITDA	$30,529	$23,816	$69,632	$62,466	$59,036	$3,430
Add (subtract) other
revenue components
not included in
cash EBITDA:
Acquisition revenue	11,598	8,511	42,547	29,805	23,707	6,098
Non-monetary
exchanges	2,202	135	6,659	2,866	2,873	(7)
Revenue deferred	(16,612)	(15,984)	(41,675)	(39,938)	(37,302)	(2,636)
Recognition of
revenue previously
deferred	10,114	5,327	35,723	19,786	10,840	8,946
Recognition of
Solutions revenue
previously deferred	-	-	44	6	-	6

Less:
Depreciation and
amortization	(43,592)	(36,005)	(132,706)	(107,493)	(96,008)	(11,485)
Impairment of
intangible asset	(225)	-	(225)	-	-	-
Merger expenses	-	(807)	(357)	(19,544)	(2,087)	(17,457)
Merger and acquisition
transaction costs	-	(948)	(5)	(948)	(948)	-
Non-cash operating
expenses	(1,662)	(2,475)	(5,182)	(6,531)	(6,119)	(412)
Operating loss,
as reported	$(7,648)	$(18,430)	$(25,545)	$(59,525)	$(46,008)	$(13,517)

(1)   Our combined results for the nine months ended September 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to September 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes the cash and non-cash components of our selling, general and administrative ("SG&A") expenses for the periods indicated (in thousands):
	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Nine Months	Nine Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	September 30,		September 30,	September 30,	September 30,	February 13,
	2008	2007	2008	2007	2007	2007

Cash SG&A expenses	$8,188	$7,427	$24,916	$20,871	$17,706	$3,165
Non-cash compensation
expense	1,594	2,407	4,972	6,366	5,954	412
Non-cash rent expense	68	68	210	165	165	-
Total	$9,850	$9,902	$30,098	$27,402	$23,825	$3,577

(1)   Our combined results for the nine months ended September 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 to February 13, 2007 and the Successor Period from February 14, 2007 to September 30, 2007.  This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

The following table summarizes our capital expenditures for the periods indicated (in thousands):
	SUCCESSOR				SUCCESSOR	PREDECESSOR
	PERIOD			COMBINED (1)	PERIOD	PERIOD
	Three Months		Nine Months	Nine Months	February 14,	January 1,
	Ended		Ended	Ended	2007 -	2007 -
	September 30,		September 30,	September 30,	September 30,	February 13,
	2008	2007	2008	2007	2007	2007

New data acquisition	$17,338	$11,351	$61,218	$42,493	$34,527	$7,966
Cash purchases of
seismic data and
other	1,638	396	2,879	6,102	5,576	526
Non-monetary
exchanges	3,825	73	17,566	2,228	2,235	(7)
Other property and
equipment	407	275	910	469	409	60
Total capital
expenditures	23,208	12,095	82,573	51,292	42,747	8,545
Less: Non-monetary
exchanges	(3,825)	(73)	(17,566)	(2,228)	(2,235)	7
Cash underwriting	(7,545)	(7,865)	(32,872)	(29,121)	(23,034)	(6,087)
Net cash capital
expenditures	$11,838	$4,157	$32,135	$19,943	$17,478	$2,465

(1)   Our combined results for the nine months ended September 30, 2007 represent the addition of the Predecessor Period from January 1, 2007 through February 13, 2007 and the Successor Period from February 14, 2007 to September 30, 2007.  This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a meaningful comparison of our results.

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